                           Exhibit 99.1

                  WARRANT PURCHASE AGREEMENT


               Agreement made this 14th day of September, 1988 by and between AMERICAN INTERACTIVE MEDIA, INC., a Delaware corporation with its principal place of business at 11111 Santa Monica Boulevard, Suite 1000, Los Angeles, California 90025 ("AIM") , and CAPITOL VIDEO COMMUNICATIONS, INC. a Delaware corporation with its principal place of business at 2121 Wisconsin Avenue N.W., Washington, D.C., 20007 ("Company").

                         W I T N E S S E T H:

               Simultaneously with the execution hereof, AIM and Company are entering into (i) a Production and Distribution Agreement (the General Terms and Conditions and Specific Terms) (the "Agreement") pursuant to which AIM and Company have agreed to develop, produce, market and distribute compact disc interactive ("CD-I") programs for the CD-I player and (ii) a CD-I Facility Agreement ("Facility Agreement") pursuant to which AIM and Company have agreed to co-finance certain equipment, hardware and software necessary to develop and produce CD-I programs for the CD-I player.

               In order to induce AIM to enter into the Agreement and the Facility Agreement, Company has agreed to issue and deliver a stock purchase warrant to AIM, and to issue and deliver additional stock purchase warrants to AIM on the terms and conditions hereinafter set forth.

NOW THEREFORE, it is agreed as follows:

               1.  Issue of Stock Purchase Warrants

               (a)  Initial Warrant  On the effective date
                    hereof (the "Closing Date"), and subject to the terms and conditions hereof, Company shall issue and deliver to AIM a stock purchase warrant in the form annexed hereto as Exhibit A (the "Initial Warrant") to purchase Two Hundred Thousand (200,000) shares of Common Stock of Company ("Common Stock") (subject to adjustment as provided in the Initial Warrant) at an initial purchase price of $2.00 per share. The Initial Warrant shall expire five (5) years after the date of execution thereof, or two (2) years after the expiration of the Production Term (as defined in the Agreement) of the Agreement, whichever shall occur last.

               (b)  Additional Warrants  Company further
                    agrees to issue and deliver additional
                    stock purchase warrants (each an
                    "Additional Warrant"), at the times and on the conditions herein specified:

                  (i)    An Additional Warrant to
                         purchase Fifty Thousand
                         (50,000) shares of Common
                         Stock at an initial
                         purchase price of $2.00 per
                         share, to be issued on the
                         date on which Company
                         delivers (as hereinafter
                         defined) the first of the
                         CD-I Programs (as defined
                         in the Agreement);

                 (ii)    An Additional Warrant to
                         purchase Fifty Thousand
                         (50,000) shares of Common
                         Stock at an initial
                         purchase price of $2.00 per
                         share, to be issued on the
                         date on which Company
                         delivers the second of the
                         CD-I Programs.

As used herein, the term "delivers" shall mean Company's delivery to AIM of the final, accepted master tapes of the CD-I Program in question. In the event that funding of the Production Costs (as defined in the Agreement) of any CD-I Program is terminated by AIM, no Additional Warrant(s) shall be issued for such CD-I Program or with respect to any subsequent CD-I Program. All such Additional Warrants shall be in the form of Exhibit A hereto and shall expire two (2) years after the date of issuance thereof.

          2.  Representations and Warranties of Company
In order to induce AIM to enter into this Warrant Purchase
Agreement, Company hereby makes the following representations and warranties to AIM:

               (a) Corporate Status Company is a corporation duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the District of Columbia.

               (b) No Violation This Warrant Agreement and the issuance of the Initial Warrant and Additional Warrants do not violate any provision of any charter, bylaw, mortgage, lien, agreement, instrument, order, judgment or decree to which Company is a party or by which Company is bound.

               (c) Due Authorization; Validity This Warrant Agreement (including all instruments executed and delivered by Company pursuant to this Warrant Agreement and all acts to be performed hereunder) has been duly and validly authorized, executed, and delivered by Company and is a valid and binding agreement of Company enforceable in accordance with its terms.

               (d) No Further Action Except for compliance with any applicable state securities or "blue sky" laws, no consent, approval, authorization, or order of any court or governmental agency or body is required in connection with the consummation of the transactions contemplated by this Warrant Agreement. It is understood and agreed that the issuance of the Initial Warrant, Additional Warrants and Warrant Shares (as hereinafter defined) will take place in the District of Columbia.

               (e)  Reservation of Shares  There have been
                    reserved, and Company shall at all times keep reserved, out of Company's authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to accommodate the exercise of the rights of purchase represented by any of the outstanding Initial Warrant and/or Additional Warrants.

               (f)  Issuance of the Warrant Shares  Upon
                    payment of the respective exercise prices for the Initial Warrant and/or Additional Warrants, the shares of Common Stock delivered upon the exercise of any of the Initial Warrant and/or Additional Warrants ("Warrant Shares") issued hereby shall be validly issued, fully paid, and nonassessable and Company will pay all taxes, if any, in respect of the issuance of any of such Initial Warrant and/or Additional Warrants or the Warrant Shares. All corporate actions required to be taken for the authorization, issuance and sale of the

                    Warrant Shares, to the best of its
                    knowledge, have been validly and
                    sufficiently taken.

          3. Representations and Warranties of AIM In order to induce Company to enter into this Warrant Purchase
Agreement, AIM hereby makes the following representations and warranties to Company:

               (a)  Corporate Status.  AIM is a corporation
                    duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing as a foreign corporation in the State of California and in all other jurisdictions in which such qualification is required.

               (b) No Violation. This Warrant Agreement and the issuance of the Initial Warrant and Additional Warrants do not, and the issuance of the Warrant Shares will not, violate any provision of any charter, bylaw, mortgage, lien, agreement, instrument, order, judgment or decree to which AIM is a party or by which AIM is bound.

               (c) Due Authorization; Validity. This Warrant Agreement (including all instruments executed and delivered by AIM pursuant to this Warrant Agreement and all acts to be performed hereunder) has been duly and validly authorized, executed and delivered by AIM and is a valid and binding agreement of AIM enforceable in accordance with its terms.

               (d)  Acquisition for Investment.  AIM is
                    acquiring the Initial Warrant and
                    Additional Warrants and will acquire the Warrant Shares for investment for its own account only and not with a view to distribution thereof and AIM has no present intention of dividing any interest in such Initial Warrant, Additional Warrants and/or the Warrant Shares (if and when acquired) with others, or of reselling or otherwise disposing all or any part of such Initial Warrant, Additional Warrants and/or Warrant Shares, or any interest therein, or participating, directly or indirectly, in a distribution of such Initial Warrant, Additional Warrants and/or Warrant Shares, or any interest therein.

               (e)  No Registration.  AIM understands and
                    agrees that the Initial Warrant,
                    Additional Warrants and/or Warrant Shares
                    (if and when acquired) or any interest
                    therein may not be sold, assigned or
                    otherwise transferred in the absence of an effective registration statement under the Securities Act of 1933 covering the transfer or an opinion of counsel satisfactory to Company that registration under the Securities Act of 1933 is not required.

               (f)  The Company Documents.  Prior to the
                    execution of this Agreement, AIM has had the opportunity to review, ask questions and receive answers from Company concerning the terms and conditions of the transactions contemplated by the issuance of the Initial Warrant, Additional Warrants and Warrant Shares (if and when acquired) and concerning Company, its business and any of the documents listed in items (i) - (ii) below and to obtain such additional further information from Company as it has deemed necessary to verify the accuracy of the information contained in the following documents or any other information furnished to it:

                    (i)  Company's audited financial
                         statements for the years
                         ended March 31, 1986 and
                         1987; and

                    (ii) Company's Certificate of
                         Incorporation, as amended
                         to date.

          4.1  Company Registration.

               (a) If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the holders of Registrable Securities) any of its Capital Stock under the Securities Act of 1933 (the "1933 Act") in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty
                    (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 4.5, effect a registration of all of the Registrable Securities that each such Holder has requested to be registered, subject to the right of the Company to withdraw such registration in its entirety.

               (b)  The Company shall not, however, be
                    required to give notice or to include such Registrable Securities in any such registration if the proposed registration relates solely to: (i) securities to be offered to employees pursuant to a stock option, stock savings, or other employee benefit plan, (ii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation, (iii) securities to be offered by the Company generally to any class of its then existing security holders, (iv) securities issuable upon conversion of securities which are the subject of an underwritten redemption, or
                    (v) securities to be offered or issued
                    pursuant to a combination of transactions referred to in clauses (i) through (iv).

          4.2  Request for Registration.

               The Company covenants and agrees as follows:

               (a) If the Company shall receive at any time subsequent to the effective date of any registration of the Capital Stock of the Company under either the 1933 Act or the Securities Exchange Act of 1934 ("1934 Act"), a written request from the Holders of Fifty Percent (50%) or more of the Warrant Shares issued under or pursuant to the Initial Warrant and the Additional Warrants (on a fully converted and exercised basis) (collectively the "Registrable Securities") that the Company register any Registrable Securities then outstanding under the 1933 Act ("Demand Registration"), then the Company shall effect the registration under the 1933 Act of all Registrable Securities which the Holders shall in writing request to be included in such registration.

               (b) If the Holders initiating the registration request hereunder intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this
                    Section 4.2.  In such event, the right of
                    any Holder to include its Registrable
                    Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Holders, provided that such underwriter or underwriters must be reasonably satisfactory to the Company. Neither the Company nor any person who is not a Holder may participate in the offering covered by the registration statement to be filed hereunder without the consent of a majority in interest of the Holders. Notwithstanding any other provision of this Section 4.2, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holders shall so advise all participating Holders and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all participating holders (including the Holders) thereof.

               (c) Notwithstanding anything to the contrary in this Section 4.2, at any time after a request for registration is made under
                    Section 4.2(a) any Holder who has
                    requested registration of its Registrable
                    Securities or has notified the Company of its desire to include its Registrable Securities in such registration may withdraw from such registration by giving written notice to such effect to the Company, provided that such Holder shall be liable for his pro rata share of registration expenses charged to all Holders requesting registration to the extent incurred prior to the date of withdrawal.

               (d)  The Company is obligated to effect only
                    one (1) such registration pursuant to this
                    Section 4.2.

          4.3  Obligations of the Company and Holders.

               (a)  Obligations of Company and Holders
                    Whenever required under this Section 4 to effect the registration of any Registrable
                    Securities, the Company shall, as
                    expeditiously as reasonably possible:

                  (i)    Prepare and file with the
                         SEC a registration
                         statement with respect to
                         such Registrable
                         Securities, promptly
                         prepare and file any
                         amendments or supplements
                         thereto, use its best
                         efforts to cause such
                         registration statement to
                         become effective and keep
                         such registration statement
                         effective until the Holders
                         participating therein have
                         informed the Company in
                         writing that the
                         distribution of their
                         securities has been
                         completed, provided,
                         however, that the date by
                         which any such Demand
                         Registration under Section
                         4.2 shall be filed or
                         declared effective may be
                         extended by the Company
                         once for up to an
                         additional sixty (60) days
                         in the event that the
                         Company is engaged in
                         negotiations looking
                         towards its participation
                         in a material merger,
                         acquisition or other form
                         of business combination or,
                         if in the good faith
                         judgment of the Company by
                         reason of such transaction
                         or other event, the Company
                         is not in a position to
                         timely prepare and file
                         such registration statement
                         (a "Material Event").  If,
                         after a Demand Registration
                         is effective, a Material
                         Event occurs, the Company
                         may notify the Holders of
                         Registrable Securities not
                         to sell any Registrable
                         Securities pursuant
                         to such registration statement for a
                         period up to ninety (90) days and,
                         after receiving such notice the
                         Holders of Registrable Securities
                         hereby agree not to sell any
                         Registrable Securities pursuant to
                         such registration statement during
                         such period, in which event the
                         Company shall extend the period
                         during which such Demand Registration
                         shall be maintained effective
                         pursuant to this Agreement by the
                         number of days during such period,
                         from and including the date of the
                         giving of such notice.

                 (ii)    Furnish to the Holders
                         copies of a prospectus,
                         including a preliminary
                         prospectus and such other
                         documents as they may
                         reasonably request in order
                         to facilitate the
                         disposition of Registrable
                         Securities owned by them.

                (iii)    Use its best efforts to
                         register and qualify the
                         securities covered by such
                         registration statement
                         under such other securities
                         or Blue Sky laws of such
                         jurisdictions as shall be
                         reasonably requested by the
                         Holders.

                 (iv)    In the event of any
                         underwritten public
                         offering, enter into and
                         perform its obligations
                         under an underwriting
                         agreement, in usual and
                         customary form, with the
                         managing underwriter of
                         such offering.

                  (v)    List the securities being
                         registered on the national
                         securities exchange on
                         which the same class of the
                         Company's equity securities
                         are listed or, if the
                         Company does not then have
                         a class of equity
                         securities listed on any
                         national securities
                         exchange, use its best
                         efforts to qualify the
                         securities being registered
                         for
                         inclusion on the automated quotation
                         system of the National Association of
                         Securities Dealers, Inc. or any
                         successor automated quotation system.

               (b)  Obligations of Holders  Any request for
                    registration of Registrable Securities by any Holder under Section 4.1 or Section
                    4.2 hereof shall specify, in writing, the name and address of the Holder, the amount of Registrable Securities held by such Holder, the number of Registrable Securities the Holder desires to sell, and contain the undertaking of such Holder to provide all such information as may be reasonably required by the Company in connection with the preparation of any registration statement or prospectus and in order to permit the Company to comply with all applicable requirements of the federal, state and District securities authorities and to obtain acceleration of the effective date of the registration statement, identify any proposed underwriters and specify the proposed method of offering and sale.

          4.4 Expenses of Registration. All expenses (other than underwriting discounts and commissions relating to Registrable Securities) incurred in connection with the registration, filing and related qualifications pursuant to
Section 4.1 shall be borne by the Company including, without limitation, all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and dis-bursements of one counsel for the selling Holders. All such expenses (including underwriting discounts and commissions relating to Registrable Securities) incurred in connection with the registration, filing and related qualifications pursuant to Section 4.2 shall be borne by the selling Holders and any and all other persons participating in such Registration, pro rata based on the number of Registrable Securities included in such Registration.

          4.5 Underwriting Requirements. In connection with any offering involving an underwriting of Securities being issued by the Company, the Company shall not be required under
Section 4.1 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity

(if any) as, in the opinion of the underwriters, can be successfully offered, or is feasible to offer in connection with the offering. The Company shall, however, in all events, seek to include the Holders' Registrable Securities on a pro-rata basis with the inclusion of any other securities of any other person (the Registrable Securities so included to be apportioned pro-rata among the selling Holders, or in such other apportions as shall be mutually agreed to by such selling Holders).

          4.6 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned by a Holder to a transferee or assignee of Registrable Securities if the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned, subject to the provisionf of Section 12 hereof.

          4.7 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any other securities of the Company relating to registration rights unless such agreement provides (a) that the rights of such holder to participate in a registration under Section 4.1 hereof shall not be on a senior or more favorable basis than that of the Holders; and (b) that such holder is prohibited from including his securities in any registration filed under
Section 4.2 hereof without the approval of the Holders of a majority of the Registrable Securities included in such request for registration.

          4.8 Waiver. Compliance by the Company with any requirement to register any and all securities pursuant to this Section 4 may be waived at any time by an affirmative vote of Holders of a majority of the Registrable Securities.

          5.  Indemnification of AIM.

               (a)  In the event AIM exercises the Initial
                    Warrant and/or either of the Additional
                    Warrants and is issued Warrant Shares and Company registers any of the Warrant Shares under the 1933 Act, Company will indemnify and hold AIM harmless from any and all losses, claims, damages, expenses or liabilities, joint or several, to which AIM becomes subject under the 1933 Act or under any other statute or common law or otherwise and, except as hereinafter provided will reimburse AIM for any reasonable legal or other direct out-of-pocket expenses reasonably incurred by AIM in connection with defending any actions, whether or not resulting in any liability, provided that any such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by Company), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or any material violation by Company of any rule or regulation promulgated under the Securities Act of 1933 applicable to Company and relating to action or inaction reasonably required of Company in connection with such registration, unless such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus, or prospectus in reliance upon and in conformity with information furnished in writing to Company by AIM.

               (b) Promptly after receipt by AIM of notice of the commencement of any action in respect to which indemnity may be sought against Company under Paragraph (a) hereinabove, AIM will notify Company in writing of the commencement thereof and, subject to the provisions hereinafter stated, Company shall assume the defense of such action and all costs thereof (including the employment of legal counsel, who shall be reasonably satisfactory to AIM). AIM shall have the right to employ separate legal counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of Company unless the employment of such counsel has been specifically authorized by Company. Company shall not be liable to indemnify any person for any settlement of any such action effected without Company's consent. Company shall not, except with the approval of each party being indemnified under this Paragraph, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

          6.  Indemnification of Company.

               (a)  In the event that AIM exercises the
                    Initial Warrant and/or either of the
                    Additional Warrants and is issued Warrant
                    Shares and the Company registers any of
                    the Warrant Shares under the Securities
                    Act of 1933, AIM will indemnify and hold harmless Company, each of its directors, each of its officers who have signed the registration statement, each underwriter of Warrant Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each person, if any, who controls Company within the meaning of Section 15 of the Securities Act of 1933 from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933 or under any other statute or at common law or otherwise and, except as hereinafter provided, will reimburse Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by any of them in connection with defending any such actions whether or not resulting in any liability, provided that any such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading but, in each case, only insofar as any such statement or omission was made in reliance upon information furnished in writing to Company by AIM, or any parent, subsidiary or Affiliate thereof.

               (b)  Promptly after receipt of notice of the
                    commencement of any action in respect of which indemnity may be sought against AIM, Company will notify AIM in writing of the commencement thereof and AIM shall, subject to the provisions hereinafter stated, assume the defense and costs thereof such action and all costs thereof (including the employment of legal counsel who shall be reasonably satisfactory to Company). Company and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of AIM unless employment of such counsel has been specifically authorized by AIM. AIM shall not be liable to indemnify any person for any settlement of any such action effected without its consent. AIM shall not, except with the approval of each party being indemnified under this Paragraph, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

          7.   Antidilution and Adjustment

               (a)  No Dilution or Impairment.  The Company
                    will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, any "Extraordinary Event" (as hereinafter defined), or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to prtect the rights of the Holder of the Warrant against dilution or other impairment. For purposes of this Paragraph 7(a), an "Extraordinary Event" shall occur in the event that Company (i) shall issue additional shares of the Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, or
                    (iii) combine its outstanding shares of
                    the Common Stock into a smaller number of shares of the Common Stock. Without limiting the generality of the foregoing, Company will (a) not increase the par value of any shares of stock above the amount to be received by the Company as the exercise of this Warrant, (b) take all such action as may be necessary or appropriate in order that Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of this warrant and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into Company (if Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant. The parties hereby acknowledge that as of the date hereof, there are Five Million (5,000,000) shares of Company Common Stock authorized, at ten cents par value, there are Three Million, Six Hundred Forty-Five Thousand, Seven Hundred Sixty-Seven (3,645,767) shares of said Common Stock issued and outstanding and there are Four Hundred Thirty-Nine Thousand, Nine Hundred Eighty-Four (439,984) warrants issued and outstanding for the purchase of Common Stock.

               (b)  Reorganization, Reclassification or
                    Recapitalization of Company. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Company or in case of the consolidation or merger of the Company with or into another corporation, or in case of the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the exercise of the Warrant or any portion thereof (in lieu of or in addition to the number of shares of Common Stock theretofore deliverable, as appropriate) the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon the exercise of the Warrant or any portion thereof at the time would have been entitled upon such capital reorganization or reclassification of capital stock, consolidation, merger or sale, and at the same aggregate purchase price.

                    Prior to and as a condition of the
                    consummation of any transaction described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions herein set forth, so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of the Warrant.

               (c)  Splits and Combinations.  In case the
                    Company, after the date hereof, splits or sub-divides any of its outstanding shares of common stock into a greater number of shares, or if the Company shall declare a dividend on shares of its outstanding common stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon exercise of the Warrant in exchange for payment of the Purchase Price per share shall be adjusted such that the Holder will receive the same number of shares of Common Stock as such Holder would have held had the Holder exercised the Warrant on the date hereof as to the number of shares for which the Purchase Price per share is tendered. Conversely, in case of a Combination of shares of Common Stock or a reverse stock split, the number of shares of Common Stock deliverable upon exercise of the Warrant shall be adjusted such that the Holder will receive the number of shares of Company Stock that the Holder would hold had the Holder exercised the Warrant on the date hereof as the number of shares for which the Purchase Price is tendered.

               (d) Extraordinary Corporate Events. In case the Company after the date hereof shall propose to (i) pay any dividend payable in stock to the holders of shares of Common Stock or to make any other distribution of securities, or rights, warrants or options to purchase securities, of the Company to the holders of shares of Common Stock,
                    (ii) make any distribution of cash or
                    property (other than shares of Common
                    Stock), (iii) offer to the holders of
                    shares of Common Stock rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options or (iv) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock), or any redemption, capital reorganization or any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of shares of Common Stock), or any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, or the liquidation, dissolution or winding up of the Company, then in each such case, the Company shall mail to the holder of the Warrant notice of such proposed action, which shall specify the date on which the books of the Company shall close, or a record shall be taken, for determining the holders of Common Stock entitled to receive such stock dividends or other distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such notice shall be mailed in the case of any action covered by clause (i), (ii) or

                    (iii) above at least fifteen (15) days
                    prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, or in the case of any action covered by clause (iv) above at least thirty (30) days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

               (d)  Effect of Failure.  Failure to file any
                    certificate or notice or to mail any
                    notice or any defect in any certificate or notice, pursuant to Section 7 shall not affect the legality or validity of the adjustment of the number of shares purchasable upon exercise of the Warrant, or any transaction giving rise thereto nor shall the exercise by any holder of any rights or remedies based on such failure affect the holder's rights to exercise the Warrant.

               (e)  Application.  Except as otherwise
                    expressly provided in this Section 7, all sub-sections of Section 7 are intended to operate independently of one another. If an event occurs that requires the application of more than one subsection, all applicable sub-sections shall be given independent effect.

          8.  Notices, etc.  All notices and other
communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Company, attention of the Chairman, at 2121 Wisconsin Avenue N.W., Washington, D.C. 20007 and (b) if to AIM, attention of the Chairman, 1111 Santa Monica Boulevard, Suite 1000, Los Angeles, CA 90025.

          9. Entire Agreement The parties hereto agree that this Warrant Agreement, including all of the Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter.

          10. Waivers and Further Agreements Any waiver of any terms or conditions of this Warrant Agreement shall not operate as a waiver of any other branch of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Warrant Agreement.

          11. Amendments The terms and provisions of this Warrant Agreement may not be modified or amended, or any of the provisions hereof or thereof waived, except pursuant to the written consent of Company and AIM.

          12. Assignment, Successors and Assigns This Warrant Agreement and any rights and obligations hereunder shall be assignable by any party other than to any competitor of the Company. All of the terms of this Warrant Agreement shall be fully binding upon any such assigns of the parties. Notwithstanding anything herein to the contrary, in the event that, at any time AIM proposes to effect a sale or other transfer of all or a portion of the Initial Warrant and/or any Additional Warrant and/or any of the Warrant Shares (in each such case, the "Offered Securities") then, in each such case AIM shall provide the Company with written notice, specifying the terms (including, without limitation, number of securities proposed to be sold, the name and address of each purchaser and the purchase price therefor) of such proposed sale (the "Sale Notice"). In the event of any proposed sale or transfer at any time prior to the earlier to occur of: (i) the Company effecting a registration of any of its securities under the 1933 Act; or (ii) the Company otherwise becoming subject to the registration requirements of the 1934 Act, then AIM shall also provide Company with an opinion of counsel reasonably satisfactory to Company that compliance with the registration provisions of the 1933 Act is not required for any such sale or transfer. Upon receipt of the Sale Notice, the Company shall have a right of first refusal to purchase all such Offered Securities from AIM upon the terms and conditions contained in the Sale Notice (except for such sales or transfers as are either: (a) proposed in connection with any registration or public offering of Company securities; or (b) to any affiliate, subsidiary, parent or successor-in-interest to AIM, whether by merger, asset sale or any other business combination or acquisition). The Company shall notify AIM in writing, within twenty (20) days of the Company's receipt of the Sale Notice, whether the Company elects to purchase the Offered Securities. If the Company so notifies AIM of its election not to purchase the Offered Securities, or if the Company fails to provide AIM with written notice of its intentions within such twenty (20) day period, AIM shall be free to sell or transfer such Offered Securities to the prospective purchaser thereof, in accordance with the terms of the Sale Notice, provided however, that if AIM does not sell the Offered Securities to such prospective purchaser on substantially the same terms as set forth in the Sale Notice, AIM shall not effect any other sale or transfer of Company securities without again complying with the provisions of this
Section 12. If the Company has notified AIM within such twenty (20) day period of the Company's election to purchase such Offered Securities, the parties shall consummate such transaction within thirty (30) days of AIM's receipt of such notice, on the terms and conditions contained in the Sale Notice. Each party shall indemnify and hold the other party harmless from any and all losses and damages, costs and other expenses which the indemnified party may incur or suffer as a result of the indemnifying party's failure to comply fully with its obligations under this Section 13 including, without limitation, reasonable legal costs and expenses in connection with any action or lawsuit by the indemnified party against the indemnifying party.

          13. Severability In case any one or more of the provisions or parts of a provision contained in this Warrant Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part in a provision of this Warrant Agreement or any other jurisdiction, but this Warrant Agreement shall be reformed and construed in any such jurisdiction as if such valid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

          14. Counterparts This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15. Delaware Law to Govern This Warrant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

          16. Effective Date This Warrant Agreement shall be deemed to have become effective on the Effective Date as specified in the CD-I Facility Agreement.

               IN WITNESS WHEREOF, the parties have executed this agreement a sealed instrument on the date first above written.



                    CAPITOL VIDEO COMMUNICATIONS, INC.
                              ("Company")

                    By:_____________________________

                    Title:__________________________



                    AMERICAN INTERACTIVE MEDIA, INC.
                            ("AIM")

                    By:_____________________________

                    Title:__________________________


                    Recommended By: ________________